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                                                               Exhibit 10.01

June 24, 2003

PERSONAL & CONFIDENTIAL
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Mr. Thomas J. Friel
983 Baileyana Road
Hillsborough, CA  94010

Dear Tom:

On behalf of Heidrick & Struggles International, Inc., I am pleased to confirm the terms of your new employment arrangement.

Title and Duties. You will serve as Chief Executive Officer of Heidrick & Struggles International, Inc. (the "Company"), effective as of June 24, 2003 (the "Effective Date"), reporting to the Board of Directors of the Company. You will also have the role of Chairman of the Board of Directors of the Company.

Base Salary. Your base salary will be $600,000 annually, subject to review by the Board of Directors at no more than 24 month intervals.

Target Bonus. Your bonus target for 2003 is 100% of base salary (in accordance with Tier I of the Management Incentive Plan) to be paid when bonuses are paid to executive officers in March of 2004. For 2003, your bonus will be guaranteed at target level on a pro rata basis for the period of time following the Effective Date. Additionally, your 2004 bonus will be guaranteed at target level on a pro rata basis for the period from January 1, 2004 through the first anniversary of the Effective Date. The bonuses (other than the 2003/2004 guaranteed amounts) are discretionary and are not earned until approved by the Compensation Committee and/or the Board of Directors of the Company. The annual bonus (other than the 2003/2004 guaranteed amounts) will be payable only if you are in the Company's employ on the regular bonus payment date.

Incentive Compensation and Other Plans. You will be eligible to participate in the incentive and other executive compensation plans applicable from time to time for executive officers, including at present, without limitation, the performance share plan, the annual bonus plan (described above) and the management stock option plan, copies of which have been provided to you. With respect to the performance share plan, you will participate on a pro rata basis in Cycle II (covering 2003 through 2005). You shall also be eligible to participate in the Change In Control Severance Plan in Tier One. In addition, you will be covered by the Company's Severance Plan in the tier for Top Management; provided (i) the terms "Cause" and "Good Reason" shall have the meanings defined below and any resignation by you for Good Reason shall be deemed a termination by the Company without Cause under the Severance Plan and
(ii) any reduction in your base salary or bonus opportunity that constitutes Good Reason shall be disregarded in determining the severance payment due to you.

Sign-On Arrangements.

     Options. On the Effective Date, you will receive a stock option grant to purchase 100,000 shares of Heidrick & Struggles International, Inc. common stock. The options will be granted

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Mr. Thomas J. Friel
June 24, 2003
Page 2

     at the closing price of the common stock as reported on NASDAQ on the date of grant, will vest 33.3% per year over a three year period, and will have a five year term.

     Restricted Stock Units. On the Effective Date, you will receive a grant of 50,000 restricted stock units ("RSUs"). The RSUs will vest 33.3% per year over a three year period.

Benefits. You will be eligible to participate in the Company's benefit programs at the same level as the other senior executives of the Company. The Company's benefit programs include group health and life/AD&D insurance, long-term disability, short-term disability salary continuation, time-off benefits (vacation, paid holidays, paid sick time), the Flexible Spending Account and the Heidrick & Struggles, Inc. 401(k) Profit-Sharing and Retirement Plan. The Company's benefit programs, bonus programs and policies are reviewed from time to time by Company management and may be modified, amended, or terminated at any time.

Expenses. The Company's Physical Examinations Policy will continue to apply to you. The Financial Planning Program for Senior Partners will also continue to apply to you. The Company will reimburse you for all of your reasonably incurred business expenses in accordance with its policies, including first class air travel and reimbursement of travel expenses by your spouse when appropriate for business purposes or, when appropriate, as an alternative to having you travel.

Confidentiality. Your employment with the Company under this Agreement necessarily involves your access to and understanding of certain trade secrets and confidential information pertaining to the business of the Company and its affiliates. During the term of your employment with the Company and thereafter, you will not, directly or indirectly, without the prior written consent of the Company, disclose or use for the benefit of any person, corporation or other entity, or for yourself any and all files, trade secrets or other confidential information concerning the internal affairs of the Company and its affiliates, including, but not limited to, information pertaining to its clients, services, products, earnings, finances, operations, methods or other activities; provided, however, that the foregoing shall not apply to information which is of public record or is generally known, disclosed or available to the general public or the industry generally (other than as a result of your breach of this covenant). Notwithstanding the foregoing, you may disclose such information as is required by law during any legal proceeding or to your personal representatives and professional advisers and, with respect to such personal representatives and professional advisers, you shall inform them of your obligations hereunder and take all reasonable steps to ensure that such professional advisers do not disclose the existence or substance thereof. Further, you shall not, directly or indirectly, remove or retain, and upon termination of employment for any reason you shall return to the Company, any records, computer disks, computer printouts, business plans or any copies or reproductions thereof, or any information or instruments derived therefrom, arising out of or relating to the business of the Company and its affiliates or obtained as a result of your employment by the Company.

Non-Solicitation/Non-Competition. During the term of your employment with the Company and for a period of six-months after the termination of your employment with the Company, you shall not (i) become an employee of, consultant to, or otherwise provide services to, any principal competitor of the Company and its affiliates, (ii) directly or indirectly solicit or hire, or assist any other person in

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Mr. Thomas J. Friel
June 24, 2003
Page 3

soliciting or hiring, any employee of the Company or its affiliates (as of your termination of employment with the Company) or any person who, as of such date, was in the process of being recruited by the Company or its affiliates, or induce any such employee to terminate his or her employment with the Company or its affiliates, (iii) work on the account of any client of the Company or any of its affiliates with whom you have had a direct relationship or supervisory responsibility in the 24 months preceding such termination, or (iv) hire, solicit for hire, or assist any other person in soliciting or hiring any employment candidate with whom you had contact during the 24 months preceding such termination.

Definitions.

The term "Good Reason" shall mean (i) a diminution of the amount of your base salary or target bonus or benefits or level of eligibility for stock options or other incentive programs unless such diminution is consistent with other senior executives of the Company, or (ii) the elimination of your position or a diminution of responsibilities associated with your position. Notwithstanding the foregoing, an action by the Company which is cured within 30 days after receipt of written notice of such occurrence shall not constitute Good Reason.

The term "Cause" shall mean (a) fraud, or the embezzlement or misappropriation of funds or property of the Company or any of its affiliates by you, (b) the conviction of, or the entrance of a plea of guilty or nolo contendere by you, to a felony or a crime involving moral turpitude; (c) neglect, misconduct or willful malfeasance which is materially injurious to the Company or any of its affiliates; or (d) willful failure or refusal to perform your duties, or a willful, material breach of contract.

Other Legal Matters.

You will be an "employee at will" unless or until you and the Company otherwise agree in writing. The purpose of this arrangement is to permit either of us to terminate employment and compensation at any time with or without Cause or Good Reason, except for such period of notice as may be expressly provided in writing under written Company employment policies in effect at the time of such termination. Your initial and continuing employment will be subject to your having the ability to work legally in the United States.

You have advised the Company that your execution and performance of the terms of this Agreement do not and will not violate any other agreement binding on you or the rights of any third parties and you understand that in the event this advice is not accurate the Company will not have any obligation to you under this Agreement.

This letter agreement contains our entire understanding and can be amended only in writing and signed by you and the General Counsel or Chief Human Resources Officer. This letter supercedes all prior arrangements or agreements pertaining to your employment with the Company. You specifically acknowledge that no promises or commitments have been made to you that are not set forth in this letter.

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Mr. Thomas J. Friel
June 24, 2003
Page 4

Any controversy or claim arising out of or relating to this agreement or for the breach thereof, or your employment, including without limitation any statutory claims (for example, claims for discrimination including but not limited to discrimination based on race, sex, sexual orientation, religion, national origin, age, marital status, handicap or disability; and claims relating to leaves of absence mandated by state or federal law), breach of any contract or covenant (express or implied), tort claims, violation of public policy or any other alleged violation of statutory, contractual or common law rights (and including claims against the Company's officers, directors, employees or agents) if not otherwise settled between the parties, shall be conclusively settled by arbitration to be held in Chicago, Illinois, in accordance with the American Arbitration Association's Employment Dispute Resolution Rules (the "Rules"). Arbitration shall be the parties' exclusive remedy for any such controversies, claims or breaches. The parties agree they shall not seek any award for punitive damages for any claims they may have under this Agreement. The parties also consent to personal jurisdiction in Chicago, Illinois with respect to such arbitration. The award resulting from such arbitration shall be final and binding upon both parties. Judgment upon said award may be entered in any court having jurisdiction. This Agreement will be governed by the laws of the State of Illinois, without regards to the conflict of laws provisions of any jurisdiction.

You and the Company hereby waive the right to pursue any claims, including but not limited to employment termination - related claims, through civil litigation outside the arbitration procedures of this provision, unless otherwise required by law. You and the Company each have the right to be represented by counsel with respect to arbitration of any dispute pursuant to this paragraph. The arbitrator shall be selected by agreement between the parties, but if they do not agree on the selection of an arbitrator within 30 days after the date of the request for arbitration, the arbitrator shall be selected pursuant to the Rules.

In the event of any arbitration hereunder, the parties agree each shall bear its or his own attorneys' fees and costs associated with or arising from such arbitration or other proceeding.

                                        Yours sincerely,


                                        /s/  Fritz E. Freidinger
                                        ----------------------------------------
                                        Fritz E. Freidinger
                                        General Counsel and Corporate Secretary

I hereby accept the terms and conditions of employment as outlined above:


/s/ Thomas J. Friel                                            08/12/2003
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Thomas J. Friel                                                Date